Exhibit 99.1

For Immediate Release	Contact:	Bob DeFillippo
June 7, 2005		(973) 802-4149

PRUDENTIAL FINANCIAL INC. TO INCREASE SHARE REPURCHASES

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) announced today that its Board of Directors has authorized an increase of $600 million to its existing stock repurchase program, bringing the total authorized share repurchases for 2005 to $2.1 billion.

“Through our actions over the past few years, we’ve established a balanced mix of businesses and strengthened our long term growth prospects and financial position,” said Arthur F. Ryan, Chairman and CEO. “As a result, we have a strong capital position and the financial flexibility that enables us to increase our share repurchase program.”

The Board had previously authorized the repurchase of up to $1.5 billion of its outstanding common stock in 2005. From January 1, 2005 through June 7, 2005, the Company has repurchased approximately $678 million of its common stock under this program.

Prudential Financial companies, with approximately $496 billion in total assets under management as of March 31, 2005, serve individual and institutional customers worldwide and include The Prudential Insurance Company of America, one of the largest life insurance companies in the United States. These companies offer a variety of products and services, including life insurance, mutual funds, annuities, pension and retirement related services and administration, asset management, securities brokerage, banking and trust services, real estate brokerage franchises and relocation services. For more information, visit www.prudential.com.